Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Income Funds:

We consent to the use of our reports dated September 15, 1997, for the Smith Barney Convertible Fund, Smith Barney Diversified Strategic Income Fund, Smith Barney Exchange Reserve Fund, Smith Barney High Income Fund, Smith Barney Tax-Exempt Income Fund, and Smith Barney Utilities Fund of Smith Barney Income Funds incorporated herein by reference, and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick
LLP


New York, New York
November 25, 1997